                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                       SARA LEE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       SARA LEE CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1)
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
        ------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
        ------------------------------------------------------------------------
     (3) Filing party:
        ------------------------------------------------------------------------
     (4) Date filed:
        ------------------------------------------------------------------------

- --------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

            -------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 31, 1996
            -------------------------------------------------------

TO THE STOCKHOLDERS OF

SARA LEE CORPORATION:

    Notice is hereby given that the annual meeting of the stockholders of SARA LEE CORPORATION will be held at THE ART INSTITUTE OF CHICAGO, ARTHUR RUBLOFF AUDITORIUM, COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS, CHICAGO, ILLINOIS, on Thursday, October 31, 1996, at 10:00 A.M., Chicago time, for the following purposes:

       1.  to elect 18 directors;

       2. to ratify the appointment of Arthur Andersen LLP as the independent public accountants of Sara Lee Corporation for fiscal year 1997; and

       3. to transact such other business as may properly come before the meeting or any adjournments thereof.

    Stockholders of record at the close of business on September 1, 1996, are entitled to notice of and to vote at the annual meeting.

    Your attention is directed to the accompanying Proxy Statement and proxy.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                                        [SIG]

                                          Janet Langford Kelly
                                          Senior Vice President, Secretary and
                                          General Counsel

September 20, 1996

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------

NOTICE OF ANNUAL MEETING.................................................................................      Cover

PROXY STATEMENT..........................................................................................          1

ELECTION OF DIRECTORS....................................................................................          2

OWNERSHIP OF COMMON STOCK AND ESOP STOCK BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS...................          9

MEETINGS AND COMMITTEES OF THE BOARD.....................................................................         10

  Audit Committee........................................................................................         10

  Compensation and Employee Benefits Committee...........................................................         10

  Board Affairs and Corporate Governance Committee.......................................................         11

  Executive Committee....................................................................................         11

  Finance Committee......................................................................................         11

  Employee and Public Responsibility Committee...........................................................         11

DIRECTOR COMPENSATION....................................................................................         11

EXECUTIVE COMPENSATION...................................................................................         12

  Report of the Compensation and Employee Benefits Committee on
    Executive Compensation...............................................................................         12

  Performance Graph......................................................................................         16

  Summary Compensation Table.............................................................................         17

  Option Grants Table....................................................................................         18

  Option Exercises and Fiscal Year-End Values............................................................         20

  Employment Agreements..................................................................................         20

RETIREMENT PLANS.........................................................................................         21

  Pension Plan...........................................................................................         21

  Employee Stock Ownership Plan..........................................................................         22

  Severance Plans........................................................................................         22

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS............................................................         22

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING............................................................         23

OTHER MATTERS............................................................................................         23

                                     [LOGO]

                                                              September 20, 1996

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 31, 1996

    The enclosed proxy is solicited by the Board of Directors of Sara Lee Corporation, a Maryland corporation ("Sara Lee"), to be voted at the annual meeting of stockholders to be held on October 31, 1996, or any postponement or adjournment thereof ("Annual Meeting"). A stockholder returning a proxy may revoke it at any time prior to exercise of the proxy at the Annual Meeting by executing and delivering a later-dated proxy which is voted at the Annual Meeting, by voting in person at the Annual Meeting or by delivering written notice to the Secretary of Sara Lee at any time before the proxy is exercised. A proxy returned by a stockholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the 18 nominees for director proposed by the Board of Directors and set forth herein, FOR the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of Sara Lee for fiscal year 1997, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

    If you are a stockholder and also participate in the Sara Lee Corporation Employee Stock Ownership Plan (the "ESOP"), in the Sara Lee Corporation Common Stock Fund under any of Sara Lee's employee retirement or savings plans (collectively, the "Savings Plans"), or in Sara Lee's Dividend Reinvestment Plan (the "DRP"), you will receive one proxy with respect to all shares registered in the same name. Stockholders whose accounts are not registered in the same name will receive a separate proxy with respect to their individual and ESOP, Savings Plan or DRP shares. Each ESOP participant is entitled to direct the ESOP trustee how to vote the shares allocated to such participant's account, as well as a proportionate share of unallocated or unvoted shares. Each Savings Plan participant has the right to direct the Savings Plan trustee how to vote the shares allocated to such participant's account. If a participant in any of the Savings Plans does not return a proxy with respect to Savings Plan shares, the participant's Savings Plan shares shall be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received.

    Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of the stockholders of Sara Lee which identify the specific vote of a stockholder shall be confidential, and that such votes shall not be revealed to any employee of Sara Lee or any third party other than to the non-employee tabulator of such votes or an independent election inspector appointed to certify the results of the stockholder vote, except (1) as shall be necessary to meet applicable legal requirements or (2) in the event there shall be filed with the Securities and Exchange Commission a proxy solicitation in opposition to the election of the Board of Directors.

    The mailing address of the principal office of Sara Lee is Three First National Plaza, Chicago, Illinois 60602-4260. This Proxy Statement and enclosed proxy were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about September 20, 1996.

    Only stockholders of record at the close of business on September 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 485,182,003 shares of Sara Lee Common Stock ("Common Stock") outstanding and entitled to vote at the Annual Meeting, each such share being entitled to cast one vote, and 4,396,280 shares of Employee Stock Ownership Plan Convertible Preferred Stock ("ESOP Stock") outstanding and entitled to vote at the Annual Meeting, each such share being entitled to cast
5.133 votes. The Common Stock and the ESOP Stock vote together as a single class on the matters scheduled to be considered at the Annual Meeting.

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. If there is not a quorum at the Annual Meeting, the stockholders present in person or represented by proxy at the meeting have the power to adjourn the meeting until such time as there is a quorum. At such time as there is a quorum of stockholders present in person or represented by proxy, the Annual Meeting will reconvene without notice to stockholders, other than an announcement at the meeting prior to adjournment, unless the adjournment is for more than 120 days after the Record Date or a new record date has been set. Under applicable Maryland law, in determining whether either of the proposals contained in this Proxy Statement has received the requisite number of affirmative votes, abstentions will not be counted and will have no effect on the outcome of the vote.

                             ELECTION OF DIRECTORS

    The names of, and certain information with respect to, the nominees of the Board of Directors for election as directors, to serve until the 1997 annual meeting of stockholders and until their successors are elected and qualify, are set forth below and were furnished to Sara Lee by the nominees. All the nominees have been previously elected as directors by the stockholders.

    If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The affirmative vote of a plurality of the votes cast at the meeting is required to elect a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED HEREIN.

    The following information is furnished with respect to each nominee for election as a director. The ages of the nominees are as of October 31, 1996.

                                  PAUL A. ALLAIRE
                                  Chairman and Chief Executive Officer of Xerox Corporation
   [PHOTO1]                       (information processing). Mr. Allaire became a director of
                                  Sara Lee in 1989. He is a director of Rank Xerox Limited,
                                  Fuji Xerox Co., Ltd., Xerox Financial Services, Inc.,
                                  SmithKline Beecham plc and the New York Stock Exchange,
                                  Inc. and a trustee of Carnegie- Mellon University and
                                  Worcester Polytechnic Institute. Mr. Allaire is a member
                                  of the Board of the Council on Foreign Relations and
                                  Chairman of the Council on Competitiveness. He is a member of The Business Council and the Business Roundtable. Mr.
                                  Allaire is a member of the Audit and Employee and Public
                                  Responsibility Committees of Sara Lee. Age 58.

                                  FRANS H.J.J. ANDRIESSEN
                                  Professor, European Integration, University of Utrecht,
   [PHOTO2]                       the Netherlands. Mr. Andriessen is a former Minister of
                                  Finance in the Netherlands. He became a member of the
                                  Commission of the European Communities in 1981, and was
                                  first Vice President of the Commission from 1989 until
                                  1993. He is a member of the board of SHV (Steenkool en
                                  Handelsvereniging) and Robeco. He is special advisor to
                                  KPMG Netherlands. He became a director of Sara Lee in
                                  1993. Mr. Andriessen is a member of the Supervisory Board
                                  of Sara Lee/DE N.V., a subsidiary of Sara Lee. Mr.
                                  Andriessen is a member of the Audit and Employee and
                                  Public Responsibility Committees of Sara Lee. Age 67.

                                  JOHN H. BRYAN
                                  Chairman of the Board and Chief Executive Officer of Sara
   [PHOTO3]                       Lee. Mr. Bryan became a director of Sara Lee in 1974. He
                                  is a director of Amoco Corporation, First Chicago NBD
                                  Corporation and General Motors Corporation. Mr. Bryan is a
                                  past Chairman and a director of the Grocery Manufacturers
                                  of America, Inc., Vice Chairman of The Business Council
                                  and a member of the Business Roundtable, and a director
                                  and past national Chairman of the Business Committee for
                                  the Arts. He is the past Chairman of Catalyst and a
                                  trustee of the University of Chicago, Vice Chairman of the
                                  Board of Trustees of The Art Institute of Chicago and
                                  Chairman of the Chicago Council on Foreign Relations. Mr.
                                  Bryan is Chairman of the Executive Committee and a member
                                  of the Board Affairs and Corporate Governance, Employee
                                  and Public Responsibility and Finance Committees of Sara
                                  Lee. Age 60.

                                  DUANE L. BURNHAM
                                  Chairman of the Board and Chief Executive Officer of
   [PHOTO4]                       Abbott Laboratories (health care products and services).
                                  He became a director of Sara Lee in 1991. Mr. Burnham is a member of the Business Roundtable and the Commercial Club
                                  of Chicago. He is also a member of the Boards of the
                                  Healthcare Leadership Council, Evanston Hospital
                                  Corporation (Evanston, IL), the Lyric Opera (Chicago), and
                                  the Chicago Council on Foreign Relations. Mr. Burnham is a
                                  trustee of Northwestern University and the Museum of
                                  Science and Industry (Chicago), and a member of the
                                  Advisory Board of the J.L. Kellogg Graduate School of
                                  Management at Northwestern University. He is a member of
                                  the Employee and Public Responsibility and Finance
                                  Committees of Sara Lee. Age 54.

                                  CHARLES W. COKER
                                  Chairman of the Board and Chief Executive Officer of
   [PHOTO5]                       Sonoco Products Company (packaging products manufacturer).
                                  He became a director of Sara Lee in 1986. Mr. Coker is
                                  also a director of NationsBank Corporation, Springs
                                  Industries, Inc. and Carolina Power and Light Company. He
                                  is Chairman of the Board of Hollings Cancer Center. Mr.
                                  Coker is a member of the Compensation and Employee
                                  Benefits and Employee and Public Responsibility Committees
                                  of Sara Lee. Age 63.

                                  WILLIE D. DAVIS
                                  President of All-Pro Broadcasting, Inc. (radio stations),
   [PHOTO6]                       a privately owned company. Mr. Davis became a director of
                                  Sara Lee in 1983. He is also a director of The Dow
                                  Chemical Company, Kmart Corporation, Alliance Bank (Culver
                                  City, California), Johnson Controls Inc., MGM Grand Inc.
                                  and WICOR. Mr. Davis is a trustee of the University of
                                  Chicago and Marquette University. He is Chairman of the
                                  Employee and Public Responsibility Committee and a member
                                  of the Board Affairs and Corporate Governance,
                                  Compensation and Employee Benefits and Executive
                                  Committees of Sara Lee. Age 62.

                                  DONALD J. FRANCESCHINI
                                  Executive Vice President of Sara Lee since January 1994,
   [PHOTO7]                       Senior Vice President from 1993 to January 1994, and Vice
                                  President from 1992 to 1993. Mr. Franceschini was
                                  President of Playtex Apparel, Inc. from 1986 until its
                                  acquisition by Sara Lee in 1991. He became a director of
                                  Sara Lee in January 1994. Mr. Franceschini is a past
                                  President of the State of Delaware-American Institute of
                                  Industrial Engineers. He is a member of the Chicago
                                  Council on Foreign Relations, and a member/patron of the
                                  Fairfield Historical Society (Fairfield, Connecticut). He
                                  is a member of the Employee and Public Responsibility and
                                  Finance Committees of Sara Lee. Age 61.

                                  ALLEN F. JACOBSON
                                  Retired Chairman of the Board and Chief Executive Officer
   [PHOTO8]                       and a director of Minnesota Mining & Manufacturing Company
                                  (industrial, imaging, and health care products). Mr.
                                  Jacobson was Chairman of the Board and Chief Executive
                                  Officer of Minnesota Mining & Manufacturing Company from
                                  1986 to 1991. He became a director of Sara Lee in 1990.
                                  Mr. Jacobson is also a director of Abbott Laboratories,
                                  Deluxe Corporation, Mobil Corporation, Northern States
                                  Power Company, Potlatch Corporation, Prudential Insurance
                                  Company, Silicon Graphics, Inc., U S WEST, Inc. and
                                  Valmont Industries, Inc. Mr. Jacobson is a member of the
                                  National Academy of Engineering. He is Chairman of the
                                  Compensation and Employee Benefits Committee and a member
                                  of the Board Affairs and Corporate Governance, Executive
                                  and Finance Committees of Sara Lee. Age 70.

                                  VERNON E. JORDAN, JR.
                                  Senior partner of the Washington, D.C. law firm of Akin,
   [PHOTO9]                       Gump, Strauss, Hauer & Feld L.L.P. Mr. Jordan became a
                                  director of Sara Lee in 1989. He served as President of
                                  the National Urban League, Inc. from 1972 to 1982. Mr.
                                  Jordan is a director of American Express Company, Bankers
                                  Trust New York Corporation and its subsidiary, Bankers
                                  Trust Company, Dow Jones & Company, Inc., J.C. Penney
                                  Company, Inc., Revlon, Inc., Revlon Group, Ryder System,
                                  Inc., Union Carbide Corporation and Xerox Corporation. He
                                  is also a director of the Ford Foundation and The Lyndon
                                  Baines Johnson Foundation. Mr. Jordan is a trustee of
                                  Howard University and a governor of the Joint Center for
                                  Political and Economic Studies. He is Chairman of the
                                  Audit Committee and a member of the Executive, Employee
                                  and Public Responsibility and Board Affairs and Corporate
                                  Governance Committees of Sara Lee. Age 61.

                                  JAMES L. KETELSEN
                                  Retired Chairman of the Board and Chief Executive Officer
  [PHOTO10]                       of Tenneco Inc. (diversified industrial corporation). He
                                  was Chairman of the Board and Chief Executive Officer of
                                  Tenneco Inc. from 1978 to 1992. Mr. Ketelsen became a
                                  director of Sara Lee in 1982. He is also a director of GTE
                                  Corporation and J.P. Morgan & Co. and its subsidiary,
                                  Morgan Guaranty Trust Co. He is Chairman of the Finance
                                  Committee and a member of the Board Affairs and Corporate
                                  Governance, Compensation and Employee Benefits and
                                  Executive Committees of Sara Lee. Age 65.

                                  HANS B. VAN LIEMT
                                  Retired Chairman of the Board of Management of DSM NV
  [PHOTO11]                       (chemicals). Mr. van Liemt served as Chairman of the Board of Management of DSM NV from 1984 to 1993. Mr. van Liemt
                                  became a director of Sara Lee in 1995. He is Chairman of
                                  the Supervisory Board of Sara Lee/DE N.V., a subsidiary of
                                  Sara Lee. Mr. van Liemt is Chairman of the Supervisory
                                  Boards of Gamma Holding NV and Oce-Van der Grinten NV. He
                                  is also a member of the Supervisory Boards of ABN-AMRO
                                  Holding NV, Van Leer Group Foundation, Arnhemsche Holding
                                  NV and Stienstra Holding BV. Mr. van Liemt is a trustee of the Foundation of the Catholic University of Nijmegen and
                                  the Lucas-Franciscus Foundation for Revalidation. He is
                                  active on the boards of the Preference Shares Foundation
                                  of Koninklijke PTT NV, the Preference Shares Foundation of
                                  Philips NV and of the Preference Shares Foundation of EVC
                                  International. He is a member of the Audit and Finance
                                  Committees of Sara Lee. Age 63.

                                  JOAN D. MANLEY
                                  Retired Group Vice President and retired director of Time
  [PHOTO12]                       Incorporated (communications). Mrs. Manley became a
                                  director of Sara Lee in 1982. She is also a director of
                                  Aon Corporation, BFP Holdings, Inc., and Viking Office
                                  Products, Inc. Mrs. Manley is a member of the Audit,
                                  Finance and Employee and Public Responsibility Committees
                                  of Sara Lee. Age 64.

                                  C. STEVEN MCMILLAN
                                  Executive Vice President of Sara Lee since 1993 and Senior
  [PHOTO13]                       Vice President from 1986 to 1993. Mr. McMillan became a
                                  director of Sara Lee in 1993. He is also a director of
                                  Electrolux Corporation and Illinova Corporation. Mr.
                                  McMillan is a member of the Advisory Board of the Stedman
                                  Nutrition Center of the Duke University Medical School, a
                                  member of the Board of Advisors of Troy State University
                                  Business School, a member of the Productivity Council of
                                  the Grocery Manufacturers of America, Inc. and a trustee
                                  of the Museum of Contemporary Art in Chicago. He is a
                                  member of the Employee and Public Responsibility and
                                  Finance Committees of Sara Lee. Age 50.

                                  NEWTON N. MINOW
                                  Counsel to, and former partner of, the Chicago law firm of
  [PHOTO14]                       Sidley & Austin. He became a director of Sara Lee in 1988.
                                  Mr. Minow served as Chairman of the Federal Communications
                                  Commission from 1961 to 1963. He is also a director of Aon
                                  Corporation, Manpower, Inc., and True North Communications
                                  Inc. Mr. Minow is Chairman of the Carnegie Corporation of
                                  New York, a trustee and former Chairman of the Board of
                                  Trustees of the RAND Corporation, and former Chairman of
                                  the Board of Governors of the Public Broadcasting Service.
                                  He is also a life trustee of the University of Notre Dame
                                  and a life trustee of Northwestern University, where he
                                  serves as the Walter H. Annenberg Professor of
                                  Communications Law and Policy. Mr. Minow is a member of
                                  the Audit and Finance Committees of Sara Lee. Age 70.

                                  MICHAEL E. MURPHY
                                  Vice Chairman and Chief Administrative Officer of Sara Lee
  [PHOTO15]                       since 1994, Vice Chairman and Chief Financial and
                                  Administrative Officer from 1993 to 1994, and Executive
                                  Vice President and Chief Financial and Administrative
                                  Officer from 1979 to 1993. He became a director of Sara
                                  Lee in 1979. Mr. Murphy is a director of GATX Corporation
                                  and Payless ShoeSource, Inc. He is a member of the
                                  Advisory Board of the J.L. Kellogg Graduate School of
                                  Management of Northwestern University, member of the
                                  Chicago Committee of the Chicago Council on Foreign
                                  Relations, member of the Executive Committee of the Civic
                                  Federation of Chicago and a director of Northwestern
                                  Memorial Corporation (university hospitals), the Lyric
                                  Opera (Chicago), Jobs-for-Youth (Chicago), Chicago
                                  Cultural Center Foundation, Chicago Central Area
                                  Committee, and Big Shoulders Fund (Chicago) and a
                                  principal of Chicago United. Mr. Murphy is a member of the
                                  Employee and Public Responsibility, Executive and Finance
                                  Committees of Sara Lee. Age 60.

                                  SIR ARVI H. PARBO A.C.
                                  Chairman of WMC Limited (exploration and mining) since
  [PHOTO16]                       1974, and also Munich Reinsurance Company of Australia
                                  Limited and Zurich Australian Insurance Group. Sir Arvi
                                  became a director of Sara Lee in 1991. He is a director of
                                  Aluminum Company of America and of Hoechst Australia
                                  Limited, and a member of the Chase International Advisory
                                  Committee and the China International Trust and Investment
                                  Corporation (CITIC) International Advisory Council. Sir
                                  Arvi is a member of the Audit and Finance Committees of
                                  Sara Lee. Age 70.

                                  ROZANNE L. RIDGWAY
                                  Former Ambassador and Assistant Secretary of State for
  [PHOTO17]                       European and Canadian Affairs and since July 1994, Chair
                                  (non-executive) of the Baltic American Enterprise Fund.
                                  She became a director of Sara Lee in 1992. Ambassador
                                  Ridgway served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as
                                  Ambassador for Oceans and Fisheries Affairs; Ambassador to
                                  Finland; Counselor of the Department of State; and
                                  Ambassador to the German Democratic Republic. Ambassador
                                  Ridgway is a director of Bell Atlantic Corporation, The
                                  Boeing Company, Citicorp and its subsidiary, Citibank,
                                  Emerson Electric Company, Minnesota Mining & Manufacturing
                                  Company, RJR Nabisco, Inc. and Union Carbide Corporation.
                                  She serves on the International Advisory Board of the New
                                  Perspective Fund. Ambassador Ridgway is also a director of the Center for Naval Analysis and a trustee of the
                                  National Geographic Society and of Hamline University, a
                                  member of the American Academy of Diplomacy, and a Fellow
                                  of the National Academy of Public Administration. She is a
                                  Director of The Atlantic Council of the United States
                                  (association to promote understanding of international
                                  security, political and economic problems), where she also served as President from 1989 until 1993 and Co-Chair from
                                  1993 until 1996. She is a member of the Compensation and
                                  Employee Benefits and Employee and Public Responsibility
                                  Committees of Sara Lee. Age 61.

                                  RICHARD L. THOMAS
                                  Retired Chairman of First Chicago NBD Corporation (bank
  [PHOTO18]                       holding company) and The First National Bank of Chicago.
                                  Mr. Thomas became a director of Sara Lee in 1976. He is
                                  also a director of First Chicago NBD Corporation, CNA
                                  Financial Corporation, The PMI Group, Inc., and IMC
                                  Global, Inc. Mr. Thomas is a life trustee of the
                                  Orchestral Association of Chicago, a trustee of
                                  Rush-Presbyterian-St. Luke's Medical Center (Chicago) and
                                  a trustee of Northwestern University. He is also Chairman
                                  of the Board of Trustees of Kenyon College. Mr. Thomas is
                                  Chairman of the Board Affairs and Corporate Governance
                                  Committee and a member of the Audit and Executive
                                  Committees of Sara Lee. Age 65.

                    OWNERSHIP OF COMMON STOCK AND ESOP STOCK
                 BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

    The following table contains information as to the beneficial ownership of Common Stock and ESOP Stock as of September 1, 1996, by each director and nominee for director, the executive officers named in the Summary Compensation Table on page 17, and by all directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                       NUMBER OF
                                                       SHARES OF                      NUMBER OF
                                                        COMMON                        SHARES OF
                                                         STOCK                        ESOP STOCK
                                                      BENEFICIALLY                   BENEFICIALLY
NAME                                                     OWNED                          OWNED
- --------------------------------------------------    -----------                    ------------
Paul A. Allaire...................................        26,159 (1)                      --
Frans H.J.J. Andriessen...........................         8,287 (1)                      --
John H. Bryan.....................................     1,535,597 (1),(2),(3),(4)         382
Duane L. Burnham..................................        20,002 (1)                      --
Charles W. Coker..................................        58,880 (1),(2)                  --
Willie D. Davis...................................        17,663 (1)                      --
Donald J. Franceschini............................       889,709 (1),(2),(3),(4)         199
Allen F. Jacobson.................................        18,328 (1),(4)                  --
Vernon E. Jordan, Jr..............................        18,459 (1)                      --
James L. Ketelsen.................................        33,380 (1)                      --
Hans B. van Liemt.................................         7,999 (1)                      --
Joan D. Manley....................................        25,984 (1)                      --
C. Steven McMillan................................       378,986 (1),(3)                 382
Frank L. Meysman..................................       247,915 (1),(4)                  --
Newton N. Minow...................................        69,718 (1),(2),(4)              --
Michael E. Murphy.................................       718,285 (1),(3),(4)             382
Sir Arvi H. Parbo A.C.............................        12,625 (1)                      --
Rozanne L. Ridgway................................         8,926 (1)                      --
Richard L. Thomas.................................       177,076 (1)(2)                   --
Directors and Executive Officers as a group (24
  persons)........................................     4,941,160 (1),(2),(3),(4)       2,670

- --------------------
(1) Includes shares of Common Stock which the following directors and executive officers have the right to acquire within 60 days upon the exercise of stock options: Mr. Allaire, 9,218 shares; Mr. Andriessen, 5,000 shares; Mr. Bryan, 183,100 shares; Mr. Burnham, 13,437 shares; Mr. Coker, 13,437 shares; Mr. Davis, 5,500 shares; Mr. Franceschini, 130,799 shares; Mr. Jacobson, 9,549 shares; Mr. Jordan, 9,718 shares; Mr. Ketelsen, 9,617 shares; Mr. van Liemt, 5,000 shares; Mrs. Manley, 5,000 shares; Mr. McMillan, 204,454 shares; Mr. Meysman, 231,682 shares; Mr. Minow, 5,000 shares; Mr. Murphy, 293,729 shares; Mr. Parbo, 5,000 shares; Ms. Ridgway, 5,000 shares; Mr. Thomas, 5,500 shares; and executive officers other than named executive officers, 363,537 shares.

(2) Includes shares of Common Stock owned by relatives or held in trusts for the benefit of relatives with respect to which the named persons disclaim any beneficial interest.

(3) Includes restricted shares granted under Sara Lee's 1995 Long-Term Incentive Stock Plan (and predecessor Long-Term Incentive Plans) as described on page 13.

(4) Includes shares of Common Stock with respect to which the following directors and executive officers share voting and investment power with others: Mr. Bryan, 17,784 shares; Mr. Franceschini, 5,440 shares; Mr. Jacobson, 8,779 shares; Mr. Meysman, 3,117 shares; Mr. Minow, 64,718 shares; and Mr. Murphy, 243,342 shares.

    As of September 1, 1996, all directors and executive officers as a group beneficially owned, or were deemed to beneficially own, 4,941,160 shares of Common Stock, or 1.02% of the outstanding shares of Common Stock on that date, and 2,670 shares of ESOP Stock, or 0.06% of the outstanding ESOP Stock on that date. No person named in the table owns more than 1% of the outstanding Common Stock or of the outstanding ESOP Stock. Each share of ESOP Stock is convertible into 4 shares of Common Stock, as provided in the ESOP.

    As of September 1, 1996, State Street Bank & Trust Company of Boston, 200 Newport Avenue, North Quincy, Massachusetts 02171, as trustee for the ESOP ("Trustee"), held 4,396,280 shares of ESOP Stock (all of the outstanding shares of ESOP Stock), of which 1,343,615 shares (30.56%) were allocated to participant accounts and 3,052,665 shares (69.44%) were unallocated shares. Each ESOP participant is entitled to direct the Trustee how to vote the shares allocated to his account as well as a proportionate share of unallocated or unvoted shares.

                      MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors held six meetings during the fiscal year ended June 29, 1996. The average attendance by directors at the meetings of the Board of Directors and Board committees was 98%. All directors attended at least 75% of the meetings of the Board of Directors and Board committees of which they are members. The Board of Directors has standing audit, board affairs and corporate governance, compensation and employee benefits, executive, employee and public responsibility and finance committees.

    AUDIT COMMITTEE. The Audit Committee is presently comprised of Vernon E. Jordan, Jr., (Chairman), Paul A. Allaire, Frans H.J.J. Andriessen, Hans B. van Liemt, Joan D. Manley, Newton N. Minow, Arvi H. Parbo and Richard L. Thomas. The Audit Committee held three meetings during fiscal year 1996. This Committee provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. Each year it recommends to the Board of Directors a firm of independent public accountants to serve as auditors with whom it discusses the scope and results of their audit, non-audit services, fees for services and their independence in servicing Sara Lee. The Audit Committee meets with Sara Lee's internal auditors to discuss the work they perform and also is informed by management and the independent public accountants about the adequacy of compliance with Sara Lee's existing major accounting and financial policies; procedures and policies relative to the adequacy of Sara Lee's internal accounting controls; and compliance with the Foreign Corrupt Practices Act of 1977 and other federal and state laws relating to accounting practices.

    COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE. The Compensation and Employee Benefits Committee is presently comprised of Allen F. Jacobson (Chairman), Charles W. Coker, Willie D. Davis, James L. Ketelsen, and Rozanne L. Ridgway, none of whom are, or have ever been, employees of Sara Lee. The functions of the Compensation and Employee Benefits Committee are to review and approve Sara Lee's total compensation philosophy covering corporate officers and other key management employees; to review the competitiveness of Sara Lee's total compensation practices; to determine the annual base salaries and incentive awards to be paid to specified executive officers and approve the annual salaries of all corporate officers and certain other highly-paid executives; to review and approve salary ranges for corporate officers and other key management employees; to approve the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; to approve and administer Sara Lee's incentive and other employee benefit plans, subject to the approval of the Board of Directors or the stockholders of Sara Lee, where appropriate; and to review and approve special hiring and severance arrangements with executive officers. A director is not eligible to serve as a member of the Compensation and Employee Benefits Committee if a Sara Lee employee is a member of the board of directors of the company which employs such director. The Compensation and Employee Benefits Committee held three meetings in fiscal year 1996.

    BOARD AFFAIRS AND CORPORATE GOVERNANCE COMMITTEE. The Board Affairs and Corporate Governance Committee is presently comprised of Richard L. Thomas (Chairman), John H. Bryan, Willie D. Davis, Allen F. Jacobson, Vernon E. Jordan, Jr. and James L. Ketelsen. The functions of the Board Affairs and Corporate Governance Committee are to review and consider directorship policies and practices from time to time, to screen and recommend candidates for director, and to review the management succession plan and executive resources. The Board Affairs and Corporate Governance Committee held one meeting in fiscal year 1996. Candidates for director suggested by stockholders will be considered by the Board Affairs and Corporate Governance Committee. Such suggestions, together with biographical information about the suggested candidate, should be submitted to the Secretary, Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602-4260.

    EXECUTIVE COMMITTEE.  The Executive Committee is presently comprised of John
H. Bryan (Chairman), Willie D. Davis, Allen F. Jacobson, Vernon E. Jordan, Jr., James L. Ketelsen, Michael E. Murphy and Richard L. Thomas. The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the authority of the Board between meetings of the Board of Directors. The Executive Committee met two times during fiscal year 1996.

    FINANCE COMMITTEE. The Finance Committee is presently comprised of James L. Ketelsen (Chairman), John H. Bryan, Duane L. Burnham, Donald J. Franceschini, Allen F. Jacobson, Hans B. van Liemt, Joan D. Manley, C. Steven McMillan, Newton
N. Minow, Michael E. Murphy and Arvi H. Parbo. The Finance Committee reviews the Corporation's financial policies and performs such other duties as may be directed or delegated to the Finance Committee by the Board of Directors from time to time. The Finance Committee met four times during fiscal year 1996.

    EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE. The Employee and Public Responsibility Committee is presently comprised of Willie D. Davis (Chairman), Paul A. Allaire, Frans H.J.J. Andriessen, John H. Bryan, Duane L. Burnham, Charles W. Coker, Donald J. Franceschini, Vernon E. Jordan, Jr., Joan D. Manley,
C. Steven McMillan, Michael E. Murphy and Rozanne L. Ridgway. The Employee and Public Responsibility Committee provides oversight and guidance in those areas concerning Sara Lee's obligations to its employees and to its major public constituencies, including its stockholders, customers, consumers and the communities in which Sara Lee operates. The Employee and Public Responsibility Committee met three times during fiscal year 1996.

                             DIRECTOR COMPENSATION

    Outside directors receive an annual retainer of $62,500 in cash, with no additional cash compensation for service as a committee chairperson. Pursuant to the 1995 Non-Employee Director Stock Plan, outside directors receive an annual grant of options to purchase 5,000 shares of Common Stock (plus an additional option to purchase 500 shares for chairs of standing committees of the Board), and may elect to receive Common Stock, options to purchase Common Stock, or a combination thereof, in lieu of all or a portion of their annual retainer.

    Management directors receive no fees for their services as a director. Outside directors may elect to defer payment of all or a portion of their annual retainer under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus any appreciation thereon, are paid in cash on the dates specified by the director.

    During fiscal year 1996, Sara Lee paid fees for legal services performed by the law firm of Sidley & Austin, to which Newton N. Minow is of counsel, and the law firm of Akin, Gump, Strauss, Hauer & Feld L.L.P., of which Vernon E. Jordan, Jr. is a senior partner. Sara Lee paid fees for banking services to an affiliate of First Chicago NBD Corporation, of which Richard L. Thomas is the retired Chairman of the Board.

                             EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of Sara Lee's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation and Employee Benefits Committee on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE ON EXECUTIVE
  COMPENSATION

    EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

    The Compensation and Employee Benefits Committee ("Committee"), composed of directors who are not employees or former employees of Sara Lee, is responsible for the approval and administration of compensation programs for Sara Lee's executive officers. In conducting its review of executive compensation matters, the Committee utilizes the compensation data and advisory services of independent compensation consultants. Sara Lee's philosophy of executive compensation is based on the following principles:

- - Executive compensation programs shall support the attainment of Sara Lee's short-term and long-term strategic and financial objectives by rewarding its executive officers for continuous improvement in earnings per share and growth in stockholder value.

- - Total compensation shall represent competitive levels of compensation when compared to the financial performance and compensation levels of executives of global companies against which Sara Lee competes for management talent.

- - Performance-related pay shall be a significant component of total compensation.

- - Equity ownership plans shall be designed and administered to encourage significant stock ownership in Sara Lee by its executives to align their interests with those of stockholders.

    BASE SALARY

    Executive officers' salaries are determined by evaluating the responsibilities of their positions and their performance, and by reference to the median levels of salaries paid in the competitive marketplace for comparable executive ability and experience. This marketplace consists of a select peer group of the largest U.S.-based, global consumer products companies, many of which are represented in the Peer Composite index (as defined on page 16) shown in the Performance Graph on page 16. The same competitive peer group is used for all components of the compensation package. Individual salary increases, which are considered annually, are based on Sara Lee's financial performance and the attainment of individual non-financial objectives during the preceding fiscal year. In the case of operating executive officers, other factors considered are the financial results of their business units as well as non-financial performance measures, such as market share; manufacturing productivity; product quality and relationships with customers, suppliers and employees; employee safety; environmental quality of operations; business ethics; leadership and management development. The Committee exercises its judgment in determining the impact that these or any other relevant performance criteria have on setting the executive officers' salaries.

    ANNUAL INCENTIVES

    The chairman and other named officers are eligible for annual incentive awards under either (1) the Performance-Based Annual Incentive Plan that was approved by stockholders in October 1995, or (2) a lesser incentive award based upon the attainment of specific financial and non-financial performance goals that are set at the beginning of each fiscal year. Included among the financial performance goals are specified earnings per share results and, in the case of most operating executives, specified levels of operating profits for those operations for which the executive is accountable. Typical non-financial goals would include, but are not limited to, management development, succession planning and workplace diversity initiatives.

    LONG-TERM INCENTIVE PLANS

    Under the 1995 Long-Term Incentive Stock Plan (approved by the stockholders in October 1995) the Committee has granted stock awards, in the form of stock options and performance shares (also referred to as restricted shares), which provide an incentive for executive officers to maximize long-term stockholder value. In making its annual determination of stock awards, the Committee does not consider an individual's current stock option or other Sara Lee stock holdings.

    Stock options to purchase common stock are granted annually under the 1995 Long-Term Incentive Stock Plan to executive officers at an option price of 100% of the market value on the date of grant, with a maximum term of 10 years. The Committee sets guidelines for the number of shares subject to each option grant based on the evaluation of competitive compensation data at the median level of the select peer group and the executive officer's base salary and position. The total number of shares available for the granting of stock options each year is based on the number of shares of Common Stock outstanding and the earnings per share performance of Sara Lee during the immediately preceding fiscal year.

    To encourage stock ownership by executive officers, restoration stock options (Restoration Options) are granted simultaneously with the exercise of the original stock option. Restoration Options are intended to encourage an executive officer to exercise a stock option earlier than might otherwise occur, thus resulting in increased share ownership by the executive officer. Restoration Options are granted when an executive officer exercises an option by surrendering (or attesting to) currently owned shares to purchase the shares subject to the option as well as to satisfy tax withholding obligations related to the exercise of the option. Restoration Options are subject to the same terms and conditions as the original options, including the expiration date, except that the option price of a Restoration Option is the fair market value on the date of its grant rather than the option price of the original option. Only one Restoration Option will be granted for each original stock option granted after June 29, 1994 and the market value of the underlying stock must have appreciated by at least 25% before a Restoration Option may be granted.

    Sara Lee has adopted the Long-Term Performance Incentive Program ("LTPIP") under the 1995 Long-Term Incentive Stock Plan as the only long-term performance incentive program under which the Committee could award executive officers shares of common stock which may be earned based upon achievement of specified corporate and/or group financial goals.

    Performance shares have been granted annually at the beginning of each new three-year performance cycle. For Dutch tax purposes, Dutch participants who are resident in the Netherlands, have received stock options in lieu of performance shares of common stock under the LTPIP. The Committee has set target award levels at approximately the median value of the competitive peer group. The fiscal year 96-98 performance measures for corporate positions, including Messrs. Bryan and Murphy, consist of cumulative primary earnings per share growth over the three-year performance cycle, and three-year average returns on capital and equity. In addition to these performance measures, Messrs. Franceschini and McMillan also have operating profit and return on average investment for their respective business groups as performance measures. Mr. Meysman's performance measures consist of cumulative operating profit and return on average investment for his business group. To the extent that target performance levels are exceeded, a maximum of 125% of the performance shares initially awarded may be earned.

    STOCK OWNERSHIP GUIDELINES

    In keeping with Sara Lee's principle of designing and maintaining stock incentive plans to encourage significant stock ownership in Sara Lee by its executives, the Committee has approved target levels of stock ownership (excluding stock options and performance shares that have been awarded but not yet earned) to clarify for executives the levels of stock ownership that Sara Lee believes are significant. The target levels of stock ownership range from five times annual base salary for the Chief Executive Officer to approximately two-thirds of annual base salary for operating unit vice presidents. These target ownership levels are applicable to about 500 of Sara Lee's key executives. All five executive officers named in the Summary Compensation Table on page 17 maintain ownership levels which exceed their target.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION AND CORPORATE PERFORMANCE FOR FISCAL YEAR 1996

    As a part of Sara Lee's efforts to obtain maximum tax deductibility of executive compensation, which is also discussed in the following section, several significant modifications were made to Mr. Bryan's compensation program in fiscal year 1996. Mr. Bryan's actual base salary was capped at its current level of $928,200 and his most significant executive perquisites were eliminated. The forgone value of future base salary increases and perquisites were replaced with performance-based forms of compensation.

    In addition to the performance goal and incentive pool funding formula that are specified in the Performance-Based Annual Incentive Plan, the Committee also set specific financial and non-financial performance goals for Mr. Bryan at the beginning of fiscal year 1996. Primary earnings per share constituted 57% of the weighting of these goals and the remaining 43% was based on the attainment of other strategic and individual performance goals. Sara Lee's primary earnings per share of $1.83 represented a 13.0% increase over fiscal year 1995. The Committee evaluated Mr. Bryan's strategic and individual performance in achieving other financially related goals including return on equity, return on invested capital and debt-to-capital ratio. The Committee also evaluated non-financial goals such as management development, succession planning and workplace diversity initiatives. Based upon the Committee's assessment of Mr. Bryan's performance in relation to these factors, he earned an incentive award of $1,303,378 which represents 140.42% of his base salary earnings for fiscal year 1996 and was below the maximum allocation possible under the Performance-Based Annual Incentive Plan.

    On August 30, 1995, Mr. Bryan was granted an option to purchase 160,000 shares of Common Stock of Sara Lee by the Committee in accordance with the guidelines of the Committee referred to above and Sara Lee's earnings per share performance for fiscal year 1995. Mr. Bryan was granted 31,400 performance shares under the fiscal year 96-98 Long-Term Performance Incentive Plan.

    TAX DEDUCTIBILITY CONSIDERATIONS

    In 1993, the Code was amended to limit the deductibility of certain compensation in excess of $1 million paid to each of the five highest paid executive officers. The Committee has adopted policies which are intended to maximize the tax deductibility of executive compensation, consistent with its responsibility to provide motivational and competitive compensation which is performance-based. In the event of a conflict between Section 162(m) of the Code and the Corporation's Executive Compensation Philosophy and Principles, or in the event that the Committee determines that compliance with Section 162(m) of the Code is not in the best interests of the Corporation and its stockholders, the Committee may take such actions as it deems appropriate, regardless of the impact of such actions on the tax deductibility of compensation paid to executive officers covered by Section 162(m).

    SUMMARY

    The Compensation and Employee Benefits Committee believes that the compensation programs of Sara Lee and the administration of those programs well serve the interests of Sara Lee stockholders. These programs allow Sara Lee to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short and long-term performance of the corporation. Sara Lee intends to continue to emphasize performance-based compensation programs that it believes positively affect stockholder value.

Allen F. Jacobson, Chairman
Charles W. Coker
Willie D. Davis
James L. Ketelsen
Rozanne L. Ridgway

PERFORMANCE GRAPH
    The graph below compares the yearly percentage change in cumulative total stockholder return on Common Stock with (i) the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and (ii) the cumulative total return of a weighted composite of Standard and Poor's Foods, Household Products and Textile-Apparel Manufacturers Indices, respectively ("Peer Composite").

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF JUNE 30

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     1991       1992       1993       1994       1995       1996
Sara Lee                 100        131        128        113        156        182
Peer Composite           100        109        107        102        128        155
S&P 500                  100        113        129        131        165        208

- --------------------------------------------------------------------------------
    Assumes an investment of $100 on June 30, 1991, and the reinvestment of dividends.
- --------------------------------------------------------------------------------

Sara Lee has elected to utilize a weighted composite of the S&P Foods, Household Products and Textile-Apparel Manufacturers Indices because no single standardized industry index represents a comparable peer group. As of June 30, 1996, the three Indices are comprised of the following companies: the S&P Foods Index -- Archer-Daniels-Midland Co., CPC International Inc., Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Group, Sara Lee Corporation, Unilever N.V., Wm. Wrigley Jr. Company; the S&P Household Products Index -- The Clorox Company, Colgate-Palmolive Company, Kimberly-Clark Corporation, The Procter & Gamble Company, and the S&P Textile-Apparel Manufacturers Index -- Fruit of the Loom, Inc., Liz Claiborne, Inc., Russell Corp., Springs Industries, V.F. Corporation. The returns on the Peer Composite were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee's operating profits in its food, household and body care and apparel businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee's business mix during the prior year.

SUMMARY COMPENSATION TABLE

    The following table sets forth certain compensation information for the Chief Executive Officer of Sara Lee and each of the four other most highly compensated executive officers of Sara Lee and its subsidiaries (collectively, the "named executive officers") for services rendered during the fiscal years ended June 29, 1996, July 1, 1995 and July 2, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                              -----------------------
                                                                                      AWARDS
                                                ANNUAL COMPENSATION           -----------------------
                                         ----------------------------------   RESTRICTED   SECURITIES
                                                               OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                                   FISCAL  SALARY    BONUS     COMPENSATION     AWARDS      OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR    ($)        ($)          ($)          ($)(1)       (#)(2)       ($)(3)
- ---------------------------------  ----  --------  ----------  ------------   ----------   ----------  -------------
John H. Bryan                      1996  $928,200  $1,303,378    $ 67,384(4)   $863,500    1,141,107       $ 34,080
  Chairman of the Board            1995  $921,609  $1,117,912    $181,720      $690,000      150,000       $ 42,117
  and Chief Executive Officer      1994  $892,500  $  676,515    $166,600          None      100,089       $ 53,517

Michael E. Murphy                  1996  $561,419  $  637,211    $     --(5)   $412,500      545,812       $ 50,246
  Vice Chairman and Chief          1995  $543,046  $  644,596    $ 74,271      $345,000       75,000       $ 30,360
  Administrative Officer           1994  $529,573  $  394,532    $  2,670          None       45,100       $ 25,658

C. Steven McMillan                 1996  $567,854  $  610,443    $     --(5)   $412,500      161,918       $ 39,140
  Executive Vice President         1995  $515,192  $  556,407    $ 81,387      $345,000       75,000       $ 28,086
                                   1994  $475,000  $  441,750    $ 67,202          None       61,605       $ 32,467

Donald J. Franceschini             1996  $520,289  $  521,017    $     --(5)   $412,500       80,000       $ 17,455
  Executive Vice President         1995  $495,385  $  532,539    $     --(5)   $345,000       75,000       $ 15,834
                                   1994  $379,250  $  324,117    $     --(5)   $470,000       42,800       $ 13,546

Frank L. Meysman (6)               1996  $386,246  $  359,961    $     --(5)       None       63,000           None
  Senior Vice President            1995  $488,126  $  323,559    $     --(5)       None       78,000           None
                                   1994  $222,198  $  168,515    $     --(5)       None       18,734           None

- --------------------
(1) Market value of restricted shares of Common Stock awarded under the 1989 Incentive Stock Plan and the 1995 Long-Term Incentive Stock Plan on the date of grant. Dividends on the restricted shares awarded to each participant are escrowed during the period of the restriction. Dividends and interest on the escrowed dividends will be distributed at the end of the restriction period in the same proportion as the restrictions on the restricted shares lapse as a result of achieving specified performance goals. To the extent the performance goals are not attained, both dividends and interest would be forfeited by the participant. In the event of a change of control (as defined in the Plans), the restrictions imposed on the restricted shares will lapse, and all restricted shares will be released to participants. The number of restricted shares awarded during fiscal year 1996 and the aggregate number and market value of restricted shares held by each of the named executive officers at June 29, 1996, is set forth below. The market value was calculated based on the closing price of Common Stock on June 28, 1996 (the last business day of the fiscal year), which was $32.50 per share.

                                                 TOTAL RESTRICTED
                                    SHARES     SHARES HELD AT END OF
                                    AWARDED           FY 1996
                                   IN FISCAL   ---------------------
NAME                               YEAR 1996   SHARES   MARKET VALUE
- ---------------------------------  ---------   -------  ------------
John H. Bryan....................   31,400     253,400   $8,235,500
Michael E. Murphy................   15,000     136,000   $4,420,000
C. Steven McMillan...............   15,000     124,000   $4,030,000
Donald J. Franceschini...........   15,000      66,800   $2,171,000
Frank L. Meysman.................     None        N.A.         N.A.

(2) Represents options to purchase Common Stock granted pursuant to the 1989 Incentive Stock Plan and the 1995 Long-Term Incentive Stock Plan. Amounts reported in this column include Restoration Options granted during fiscal years 1994, 1995 and 1996, as discussed on page 13.

(3) The amounts reported in this column for fiscal year 1996 include (i) all amounts allocated to the following named executive officers under the ESOP and the Supplemental Plan (as defined on page 21): Mr. Bryan, $27,751, Mr. Murphy, $26,294, Mr. McMillan, $21,409, and Mr. Franceschini, $13,101, (ii) interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred for prior periods by the named executive officers: Mr. Bryan, $6,329, Mr. Murphy, $5,910 and Mr. McMillan, $4,957, and (iii) premiums paid by Sara Lee in connection with universal life insurance policies which are owned by certain of the named executive officers: Mr. Murphy, $18,042, Mr. McMillan, $12,774, and Mr. Franceschini, $4,354.

(4) The amount reported for Mr. Bryan includes $20,963 for the personal use of corporate transportation.

(5) None of the named executive officers received perquisites or other personal benefits in an amount large enough to require reporting in this column, nor did any of them receive any other compensation required to be reported in this column.

(6) Mr. Meysman's compensation information contained in this Proxy Statement has been converted from Dutch guilders to U.S. dollars based upon an average foreign exchange rate applicable for each fiscal year.

OPTION GRANTS TABLE

    The following table shows stock option award information for the named executive officers during fiscal year 1996. The table includes both new options and Restoration Options granted upon the exercise of existing options. The grant of a Restoration Option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a Restoration Option (as described on page 13) does not result in an increase in the total combined number of shares and options held by an employee. The amounts shown as potential realizable values for all stockholders represent the corresponding increases over a ten-year period (the term of new options granted to non-Dutch optionees) in the market value of 485,054,554 shares of Common Stock outstanding held by all stockholders as of June 29, 1996, based on a share price of $32.50 (the closing price per share of Common Stock on the last business day of fiscal year 1996).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               % OF
                                               TOTAL                             POTENTIAL REALIZABLE VALUE
                                              OPTIONS                            AT ASSUMED ANNUAL RATES OF
                             NUMBER OF        GRANTED                             STOCK PRICE APPRECIATION
                            SECURITIES          TO                                     FOR OPTION TERM
                            UNDERLYING       EMPLOYEES   EXERCISE                ---------------------------
                          OPTIONS GRANTED    IN FISCAL    PRICE     EXPIRATION      5% (2)        10% (2)
NAME                            (#)            YEAR       ($/SH)       DATE          ($)            ($)
- ----------------------  -------------------  ---------   --------   ----------   ------------  -------------
John H. Bryan                 New Grant (1)
                                    160,000    2.09%      $27.44     8/30/05     $  2,761,099  $   6,997,167
                        Restoration Options
                                    123,422    1.61%       29.93     6/26/96          140,367        279,168
                                     40,621    0.53%       29.93    12/02/97          137,762        283,626
                                     37,181    0.49%       29.93    11/30/98          187,694        396,063
                                     38,390    0.50%       33.19    12/02/97           97,755        197,939
                                     35,140    0.46%       33.19    11/30/98          151,916        315,156
                                    217,619    2.84%       29.93     7/03/99        1,320,501      2,828,135
                                    205,662    2.69%       33.19     7/03/99        1,114,053      2,345,189
                                     90,307    1.18%       29.93     7/01/02        1,059,893      2,455,387
                                     85,345    1.11%       33.19     7/01/02          981,156      2,231,597
                                     55,227    0.72%       29.93     8/25/03          781,060      1,867,233
                                     52,193    0.68%       33.19     8/25/03          734,716      1,723,722

                                               % OF
                                               TOTAL                             POTENTIAL REALIZABLE VALUE
                                              OPTIONS                            AT ASSUMED ANNUAL RATES OF
                             NUMBER OF        GRANTED                             STOCK PRICE APPRECIATION
                            SECURITIES          TO                                     FOR OPTION TERM
                            UNDERLYING       EMPLOYEES   EXERCISE                ---------------------------
                          OPTIONS GRANTED    IN FISCAL    PRICE     EXPIRATION      5% (2)        10% (2)
NAME                            (#)            YEAR       ($/SH)       DATE          ($)            ($)
- ----------------------  -------------------  ---------   --------   ----------   ------------  -------------
Michael E. Murphy             New Grant (1)
                                     80,000    1.04%      $27.44     8/30/05     $  1,380,549  $   3,498,583
                        Restoration Options
                                     38,361    0.50%       28.75     6/26/96           50,972        101,765
                                     21,435    0.28%       28.75    12/02/97           75,261        155,564
                                     19,952    0.26%       32.81    12/02/97           61,621        125,769
                                     18,821    0.25%       28.75    11/30/98           96,272        203,973
                                     17,519    0.23%       32.81    11/30/98           85,375        178,562
                                    102,344    1.34%       28.75     7/03/99          624,555      1,343,124
                                     95,259    1.24%       32.81     7/03/99          568,888      1,207,480
                                     40,766    0.53%       28.75     7/01/02          472,508      1,099,428
                                     37,945    0.50%       32.81     7/01/02          458,339      1,051,673
                                      6,141    0.08%       28.75     6/23/03           83,287        199,050
                                      5,717    0.07%       32.81     6/23/03           81,599        192,259
                                     14,247    0.19%       28.75     8/25/03          198,323        476,245
                                     26,567    0.35%       32.81     8/25/03          389,772        922,709
                                     20,738    0.27%       32.81     8/24/04          353,486        860,327

C. Steven McMillan            New Grant (1)
                                     80,000    1.04%      $27.44     8/30/05     $  1,380,549  $   3,498,593
                        Restoration Options
                                     11,787    0.15%       30.94    12/02/97           29,083         58,971
                                     16,616    0.22%       29.83     7/01/02          190,500        439,951
                                     12,263    0.16%       30.94     7/01/02          132,859        302,645
                                     19,543    0.26%       30.94     8/25/03          258,876        608,305
                                     21,709    0.28%       29.83     8/24/04          348,072        852,897

Donald J. Franceschini        New Grant (1)
                                     80,000    1.04%      $27.44     8/30/05     $  1,380,549  $   3,498,583

Frank L. Meysman              New Grant (1)
                                     43,000    0.56%      $27.44     8/30/00     $    325,990  $     720,353
                             LTPIP Grant (3)
                                     20,000    0.26%      $27.44     8/30/00     $    151,623  $     335,048

All Stockholders                       N.A.    N.A.         N.A.      N.A.       $9.9 Billion  $25.1 Billion

- --------------------
(1) New options to purchase Common Stock granted under Sara Lee's 1995 Long-Term Incentive Stock Plan. All options were granted at 100% of the fair market value of the Common Stock on the date of grant and may be exercised within 10 years, except for certain optionees not resident in the United States, whose options may be exercised within five years. The options generally become exercisable in equal annual installments, which are cumulative over a period of three years. No option may be exercised until the expiration of one year from the date of grant, except for options granted to certain employees not resident in the United States, which, for tax purposes, are exercisable immediately. In the event of a change of control of Sara Lee (as defined in the 1995 Long-Term Incentive Stock Plan), the Committee may provide for appropriate adjustments, including acceleration of vesting. The grant of a non-qualified option includes the right to one Restoration Option which may be granted only if the market value of the Common Stock underlying the option has increased by at least 25% on the exercise date. For more information on Restoration Options, see page 13.

(2) The dollar amounts indicated in these columns are the result of calculations assuming 5% and 10% growth rates as required by the rules of the Securities and Exchange Commission. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of Common Stock, and Sara Lee expressly disclaims any representation to that effect.

(3) Mr. Meysman's new grant of an option to purchase 43,000 shares of Common Stock is subject to the terms and conditions applicable to Dutch optionees as described in footnote (1) above. For Dutch tax purposes, in lieu of performance shares being granted under the LTPIP, Mr. Meysman and other Dutch participants resident in the Netherlands receive stock options. The option to purchase 20,000 shares of Common Stock granted to Mr. Meysman under the LTPIP is also subject to the terms and conditions applicable to optionees not resident in the United States as described in footnote (1) above. Additionally, the sale of shares obtained through the exercise of these options is restricted based upon achievement of specified corporate and/or group financial goals. For more information on the LTPIP, see page 13.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during fiscal year 1996, and concerning unexercised options held at the end of fiscal year 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS       IN-THE- MONEY OPTIONS AT
                                 SHARES                    FISCAL YEAR-END (#) (1)     FISCAL YEAR-END ($) (2)
                              ACQUIRED ON      VALUE      --------------------------  --------------------------
NAME                          EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------------- ------------  ------------  -----------  -------------  -----------  -------------
John H. Bryan................  1,159,097     $ 3,463,387     50,000       706,497     $   484,500   $1,970,299

Michael E. Murphy............    533,483     $ 1,904,503      3,333       368,730     $    26,031   $  986,113

C. Steven McMillan...........     91,113     $   499,417    140,121       186,260     $   515,177   $1,038,881

Donald J. Franceschini.......          0     $         0     71,533       144,267     $   571,445   $  997,847

Frank L. Meysman.............     10,000     $    78,100    176,682          None     $ 1,317,039         None

- --------------------
(1) Represents the number of shares of Common Stock underlying options held by each named executive officer.

(2) Calculated based on the share price of Common Stock on June 28, 1996 (the last business day of fiscal year 1996) of $32.50 less the option exercise price. An option is in-the-money if the market value of the Common Stock subject to the option exceeds the exercise price.

EMPLOYMENT AGREEMENTS

    Mr. Meysman is a party to employment agreements (collectively, the "Agreements") with Sara Lee and Sara Lee/DE N.V., a subsidiary of Sara Lee ("Sara Lee/DE"). Pursuant to the Agreements, Mr. Meysman is entitled (i) to an annual base salary payable in Dutch guilders (which was $394,464 as of January 1, 1996 based upon an average foreign exchange rate used for purposes of the conversion from Dutch guilders to U.S. dollars, and which is subject to annual increases), (ii) to participate in Sara Lee's annual short-term incentive plan, long-term incentive plans and deferred compensation plans on a basis commensurate with other officers of Sara Lee, and (iii) to certain perquisites commensurate with his position as Managing Director of Sara Lee/DE and an officer of Sara Lee. Mr. Meysman's Agreement with Sara Lee/DE generally is terminable by either party upon six months prior notice; his participation in the aforementioned Sara Lee plans will cease upon his termination of employment with Sara Lee/DE. Under certain circumstances, Mr. Meysman is entitled to receive compensation at his then current base salary for up to 30 months following termination of his employment by Sara Lee/DE, such compensation to be increased by one month's salary for each year his age exceeds 50 years at the date of such termination of employment. These severance obligations may be reduced by a percentage of other income earned by Mr. Meysman during the period severance benefits are payable. If Mr. Meysman's employment is terminated at the option of Sara Lee/DE after he attains age 57 years, or at his option after he attains age 60 years, he will be paid 90% of his then base salary for the first year following such termination of employment and 80% of his then base salary for each year thereafter until he attains age 62 years, subject to reduction under certain circumstances.

                                RETIREMENT PLANS

PENSION PLAN

    The named executive officers (other than Mr. Meysman) participate in the Sara Lee Corporation Pension and Retirement Plan (the "Pension Plan"), a defined benefit pension plan which is qualified under Section 401(a) of the Code, and the Sara Lee Corporation Supplemental Benefit Plan (the "Supplemental Plan"), a nonqualified defined benefit plan. The Pension Plan has approximately 18,000 participants, and the named executive officers (other than Mr. Meysman) participate in the Pension Plan on the same basis as all other eligible employees. The annual pension benefit under the plans, taken together, is in general determined by a participant's credited years of service multiplied by a percentage of the participant's final average compensation (compensation during the highest five consecutive years of the last ten years of employment). For the named executive officers, the sum of amounts listed in the "Salary" and "Bonus" column of the Summary Compensation Table is used as compensation in the calculation of annual pension benefits. The Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable in excess of those limitations will be paid under the Supplemental Plan. Benefits accrued under the Supplemental Plan with present values exceeding $100,000 for participants age 55 and older and $300,000 for participants who have not yet attained the age of 55 are funded with periodic payments by Sara Lee to individual trusts established by the participants.

    The following table may be used to calculate the approximate annual benefits payable under the Pension Plan and the Supplemental Plan to participants in specified final average compensation and years of service classifications, assuming retirement on July 1, 1996, at age 65, payment in the form of a straight-life annuity and no offset for Social Security benefits or individual trust balances.

                 ESTIMATED ANNUAL NORMAL RETIREMENT
                              PENSION
                 BASED UPON THE INDICATED CREDITED
   FINAL                      SERVICE
  AVERAGE     ----------------------------------------
COMPENSATION  10 YEARS  15 YEARS  25 YEARS   35 YEARS
- ------------  --------  --------  --------  ----------
  $  750,000  $131,250  $196,875  $328,125  $  459,375
   1,000,000   175,000   262,500   437,500     612,500
   1,250,000   218,750   328,125   546,875     765,625
   1,500,000   262,500   393,750   656,250     918,750
   1,750,000   306,250   459,375   765,625   1,071,875
   2,000,000   350,000   525,000   875,000   1,225,000
   2,250,000   393,750   590,625   984,375   1,378,125

    As of September 1, 1996, Messrs. Bryan, Franceschini, McMillan and Murphy had 22, 4, 18 and 17 full years of credited service, respectively, under the Pension Plan and all except for Mr. McMillan have additional accrued benefits under predecessor pension plans of companies acquired by Sara Lee. Mr. Meysman has 6 years of credited service under the pension plan of Sara Lee/DE N.V., a subsidiary of Sara Lee, and has no credited service under the Pension Plan. The annual compensation covered by the Pension Plan and the Supplemental Plan, or, for Mr. Meysman, by the Sara Lee/DE N.V. pension plan, for each of the named executive officers for 1995 is as follows: Mr. Bryan, $2,046,012, Mr. Franceschini, $1,040,327, Mr. McMillan, $1,108,069, Mr. Murphy, $1,196,182 and
Mr. Meysman, $378,028.

EMPLOYEE STOCK OWNERSHIP PLAN

    Sara Lee's Employee Stock Ownership Plan ("ESOP") is a tax-qualified leveraged employee stock ownership plan. In general, employees of Sara Lee's corporate office, or of a participating subsidiary or division, other than employees covered by collective bargaining agreements, are eligible to participate in the ESOP after having completed one year of service and attained the age of 21. The named executive officers (other than Mr. Meysman) participate in the ESOP on the same basis as all other eligible employees. Each year Sara Lee makes contributions to the ESOP which, together with the dividends paid on the ESOP Stock held by the ESOP, are used to pay principal and loan interest incurred by the ESOP to purchase ESOP Stock. With each principal payment, a portion of the ESOP Stock is allocated to participating employees, at a rate of at least 1.75% of the participant's compensation. The Code places certain limitations on the amount of ESOP Stock that may be allocated to a participant under a tax-qualified employee stock ownership plan. Any allocation in excess of those limitations will be reserved under the Supplemental Plan described above under the caption "Pension Plan".

    Participants are fully vested in their ESOP accounts upon completion of five years of service, disability, retirement or death. A participant is not entitled to a distribution from the ESOP until he terminates employment with Sara Lee, becomes disabled or dies. The distribution will be made, at the election of the participant, in Common Stock or cash. Distributions of excess ESOP allocations from the Supplemental Plan are made only in cash.

    For the calendar year ended December 31, 1995, Messrs. Bryan, Franceschini, McMillan and Murphy were respectively allocated 50.2, 43.0, 50.2 and 50.2 shares each of ESOP Stock to their accounts. Mr. Meysman does not participate in the ESOP because he is not employed by a participating subsidiary or division. All participants in the ESOP had an aggregate of 282,170 shares of ESOP Stock allocated to their accounts. Under the Supplemental Plan, Messrs. Bryan, Franceschini, McMillan and Murphy were respectively allocated units equivalent to 145.2, 48.9, 100.2 and 134.6 shares of ESOP Stock to their accounts.

SEVERANCE PLANS

    Sara Lee has a severance policy applicable to the named executive officers (except for Mr. Meysman) and all corporate officers of Sara Lee which was adopted in 1994. The Policy provides that if an officer's employment is terminated other than for cause, such officer is entitled to receive severance payments equal to a minimum of 12 and a maximum of 24 months of salary, the number of which would depend on the officer's position, length of service and age, and a pro rata payment under the incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer's participation in Sara Lee's insurance plans, except for disability insurance (which ends on the date of termination of employment), will continue for the same number of months for which he or she is receiving severance payments. At the discretion of the Chief Executive Officer of Sara Lee, the severance payments may be increased by up to 6 months' salary, if the terminated officer is 50 years of age or older, or up to 3 months' salary, if the terminated officer is 40 to 49 years of age. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP ("Andersen") to serve as the independent public accountants of Sara Lee for its fiscal year ending June 28, 1997. Andersen, which has served as the independent public accountants of Sara Lee since 1965, follows a policy of rotating the partner in charge of Sara Lee's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis. Representatives of Andersen are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. If the appointment of Andersen is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

    The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required to approve this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    In order to be considered for inclusion in Sara Lee's proxy materials for the 1997 annual meeting of stockholders, a stockholder proposal must be received by Sara Lee no later than May 23, 1997. Proposals may be mailed to Sara Lee Corporation, to the attention of the Secretary, Three First National Plaza, Chicago, Illinois 60602-4260.

    In addition, Sara Lee's Bylaws specify procedures for notifying Sara Lee of nominations for director and other business to be properly brought before any meeting of stockholders. The fact that Sara Lee may not insist upon compliance with these procedures should not be construed as a waiver by Sara Lee of its right to do so at any time in the future. A copy of the Bylaws may be obtained from the Corporation's Secretary.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

    A copy of Sara Lee's Annual Report on Form 10-K for the fiscal year ended June 29, 1996, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations and Corporate Affairs Department, Three First National Plaza, Chicago, Illinois, 60602-4260.

    The cost of solicitation of the proxies will be borne by Sara Lee. In addition to solicitation of the proxies by use of the mails, employees of Sara Lee, without extra remuneration, may solicit proxies personally or by telephone. Georgeson & Company Inc. has been retained by management to assist in the solicitation of proxies for a fee of $14,000 plus reimbursement of expenses. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

                                          By Order of the Board of Directors

                                            [JANET LANGFORD KELLY SIGNATURE]

                                          Janet Langford Kelly
                                          Senior Vice President,
                                          Secretary and General Counsel

September 20, 1996

                                                       [LOGO]

                                                            Three First National
                                                                           Plaza
                                                               Chicago, Illinois
                                                                      60602-4260

                                   Notice of
                                      1996
                                 Annual Meeting
                              of Stockholders and
                                Proxy Statement
- --------------------------------------------------------------------------------

                     10:00 A.M., THURSDAY, OCTOBER 31, 1996

              PLEASE NOTE THAT THE ANNUAL MEETING WILL BE HELD AT
                          THE ART INSTITUTE OF CHICAGO
                           ARTHUR RUBLOFF AUDITORIUM
               COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS
                               CHICAGO, ILLINOIS

- --------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT
                   Please sign, date and promptly return your
                         proxy in the enclosed envelope

                                 SARA LEE CORPORATION
      PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 31, 1996

THE UNDERSIGNED STOCKHOLDER OF SARA LEE CORPORATION, A MARYLAND CORPORATION
(THE "COMPANY") HEREBY APPOINTS JOHN H. BRYAN, JUDITH A. SPRIESER AND JANET LANGFORD KELLY, OR ANY OF THEM, AS THE UNDERSIGNED'S PROXY OR PROXIES, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD IN THE ART INSTITUTE OF CHICAGO, ARTHUR RUBLOFF AUDITORIUM, COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS, CHICAGO, ILLINOIS, ON OCTOBER 31, 1996 AT 10:00 A.M., CHICAGO TIME, AND ANY
POSTPONEMENT OR ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK
AND EMPLOYEE STOCK OWNERSHIP PLAN CONVERTIBLE PREFERRED STOCK OF THE COMPANY WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT SUCH MEETING, AS FULLY AS THE UNDERSIGNED COULD IF PERSONALLY PRESENT, UPON THE PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING.





      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
- --------------------------------------------------------------------------------

                              SARA LEE CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

[                                                                              ]

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF A VALID PROXY IS RETURNED, AND NO CHOICE IS INDICATED WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

1.  Election of Directors
Paul A. Allaire, Frans H.J.J. Andriessen, John H. Bryan, Duane L. Burnham, Charles W. Coker, Willie D. Davis, Donald J. Franceschini, Allen F. Jacobson, Vernon E. Jordan, Jr., James L. Ketelsen, Hans B. van Liemt, Joan D. Manley, C. Steven McMillan, Newton N. Minow, Michael E. Murphy, Sir Arvi H. Parbo, A.C., Rozanne L. Ridgway and Richard L. Thomas.

                   For All
For   Withheld     Except nominees written in below.
/ /     / /        / /
                        ----------------------------
                        Nominee Exception(s)
                        ----------------------------
                        ----------------------------

                                  For   Against   Abstain
2.  Ratify the appointment of     / /     / /       / /
    Arthur Andersen LLP as
    independent public
    accountants.


- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
- --------------------------------------------------------------------------------



                             Dated:                     , 1996
                                   ---------------------
Signature
          ------------------------------------
Signature
          ------------------------------------

NOTE: Please sign exactly as your name or names appear on the reverse side.
For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

- --------------------------------------------------------------------------------
                                Detach Proxy Card Here





                                   ADMISSION TICKET

                                 SARA LEE CORPORATION
                            ANNUAL MEETING OF STOCKHOLDERS
                              THURSDAY, OCTOBER 31, 1996
                                       10 A.M.
                             THE ART INSTITUTE OF CHICAGO
                              ARTHUR RUBLOFF AUDITORIUM
                  COLUMBUS DRIVE BETWEEN MONROE AND JACKSON STREETS
                                  CHICAGO, ILLINOIS

                               EDGAR FORMAT APPENDIX

Pursuant to Rule 304(a) of Regulation S-T, following is a list of all graphic or image information contained in the paper format version of Sara Lee Corporation's 1996 Notice of Annual Meeting of Stockholders, Proxy Statement and Form of Proxy;

     1. The Notice of Annual Meeting (cover page) contained the Sara Lee Corporation logo ("Logo"), centered at the top of the page. The Logo consists of the words "SARA LEE CORPORATION" with "SARA LEE" printed in teal color ink and "CORPORATION" printed in gray color ink.

     2. The captions "TABLE OF CONTENTS" on the inside front cover page, "PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 31, 1996" on page 1, "ELECTION OF DIRECTORS" on page 2, "OWNERSHIP OF COMMON STOCK AND ESOP STOCK BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS" on page 9, "MEETINGS AND COMMITTEES OF THE BOARD" on page 10, "DIRECTOR
COMPENSATION" on page 11, "EXECUTIVE COMPENSATION" on page 12, "RETIREMENT PLANS" on page 21, "APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS" on page 22, "STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING" on page 23, "OTHER MATTERS" on page 23, and the phrase "YOUR VOTE IS IMPORTANT" on the back cover are printed in teal color ink.

     3.   Page 1 contains the Logo, centered at the top of the page.

     4. Pages 2-8 contained 1-1/2 inch by 1-1/4 inch black-and-white photographs of the corporations' nominees for director, as indicated on those pages.

     5. Page 16 contained a line graph, with the horizontal axis labeled in years from 1991 through 1996, and the vertical axis labeled in dollars from 100 to 225, in increments of 25, on which the data contained in the table on page 16 of the attached EDGAR format version of the Proxy Statement is represented by three lines, labeled "Sara Lee," "Peer Composite" and "S&P 500," respectively. The line labeled "Sara Lee" is printed in teal color ink. The data represented in the graph, and a key to the lines contained in the graph, is set forth below the graph.

     6. The back cover of the Proxy Statement contains the Logo in the upper right hand corner of the page.